Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-34968 and No. 333-131583) pertaining to the BP Capital Accumulation Plan of BP p.l.c of our report dated June 12, 2006, with respect to the financial statements and schedules of the BP Capital Accumulation Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2005.

Chicago, Illinois June 22, 2006	Ernst & Young LLP